Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)

                                          Three Months Ended March 31,
                                             2007             2006

 Earnings (loss):
   Earnings (loss) before income taxes      $   81          $   (92)

   Add:  Total fixed charges (per below)       479              485

   Less: Interest capitalized                    9                7
       Total earnings (loss) before
       income taxes                         $  551          $   386

 Fixed charges:
   Interest                                 $  227          $   246

   Portion of rental expense
     representative of the
     interest factor                           233              218

 Amortization of debt expense                   19               21
    Total fixed charges                     $  479          $   485

 Ratio of earnings to fixed charges           1.15                -

 Coverage deficiency                        $    -          $    99